AVALON CAPITAL, INC.
 DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

            __________ , 1995


1. Participation

All distributions to shareholders whose     shares of common stock
shares are registered in their own names    (the "Shares") of the Company
will automatically be reinvested in         registered in the participant's name
additional shares of Avalon Capital,        on the books of the Company.
Inc. (the "Company") pursuant to the
Dividend Reinvestment and Cash Payment      3.  Investment of
Plan (the "Plan"), unless the               Distributions in Each Account
shareholder elects to receive the
distributions in cash.  Shareholders         On each date on which the Company
participating in the Plan will be deemed    determines the net asset value of
to have appointed the Bank of Boston,       the shares (a "Valuation Date"), and
N.A., as their agent and as agent for       which occurs not more than five
the Company under the Plan (the "Plan       business days prior to a date fixed
Agent").                                    for payment of a dividend or other
                                            distribution from the Company,
2.  Dividend Investment                     the Plan Agent will compare the
Account                                     determined net asset value per
                                            share with the market price per
The Company's transfer agent and            share.  For all purposes of the
dividend disbursing agent, Forum            Plan, "market price" shall be deemed
Financial Services, Inc. ("Forum") will     to be the highest price bid at the
establish a Dividend Investment Account     close of the market by any market
(the "Account") with the Plan Agent for     maker on the date which coincides
each shareholder participating in the       with the relevant Valuation Date,
Plan. Forum will credit to the Account      or, if no bids were made on such
of each participant funds it receives       date, the next preceding day on
from the following sources: (a)             which a bid was made.  If the net
dividends from net investment income;       asset value in any such comparison
(b) capital gain distributions; and (c)     is found to be lower than said
distributions from paid in capital.         market price, the Plan Agent will
Sources described in clauses (a), (b)       demand that the Company satisfy
and (c) are hereinafter called              its obligation with respect
("Distributions").  Such Distributions      to any Distribution by issuing
will be paid on                             additional Shares to the
                                            Participants in the Plan at a price
                                            per share equal to the greater of
                                            the determined net asset value per
                                            share or ninety-five percent (95%)
                                            of the market price per share





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determined as of the close of business      additional cash payments to the Plan
on the relevant Valuation Date.  However,   Agent ("Additional Cash Purchases"),
if the net asset value per share (as        on a monthly basis, for investment
determined above) is higher than the        payments may be made in any amount
market price per share, then the Plan       from a minimum of $50.00 to a
Agent will demand that the Company          maximum of $1,000.00 per month.  The
satisfy its obligation with respect to      Company may, in  its discretion,
any Distribution by a cash payment to       waive the maximum monthly limit with
the Plan Agent for the account of Plan      respect to any participant.  At the
Participants and the Plan Agent then        end of each calendar month, the Plan
shall use such cash payment to buy          Agent will determine the amount of
additional shares in the "open market"      funds accumulated. Purchases made
for the account of the Plan                 from the accumulation of payments
Participants, provided, however, that       during any one calendar month will
the Plan Agent shall not purchase shares    be made on or about the first
in the "open market" at a price in          business day of the following
excess of the net asset value as of the     month ("Investment Date").  The
relevant Valuation Date.  In the event      funds will be used to purchase
the Plan Agent is unable to complete its    Shares of the Company's common stock
acquisition of shares to be purchased in    from the Company.  If the net asset
the "open market" by the end of the         value of the Shares is lower than
first trading day following receipt of      the market price as of the Valuation
the cash payment from the Company, any      Date which occurs not more than five
remaining funds shall be used by the        business days prior to the relevant
Plan Agent to purchase newly issued         Investment Date, such Shares will be
shares of the Company's common stock        newly issued Shares and will be
from the Company at the greater of the      issued at a price per share equal to
determined net asset value per share or     the greater of the determined net
ninety-five (95%) percent of the market     asset value per share or ninety-five
price per share as of the date              percent (95%) of the market price
coinciding with or next preceding the       per share.  If the net asset value
date of the relevant Valuation Date.        per share is higher than the market
                                            price per share, then the Plan Agent
4.  Additional Cash Purchases               shall use such cash payments to buy
for Each Account                            additional Shares in the "open
                                            market" for the account of the Plan
Participants in the Plan will also have     Participants, provided, however,
the option of making                        that the Plan Agent shall not
                                            purchase Shares in






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the "open market" at a price in             to be invested by the Plan Agent.
excess of the net asset value as of
the relevant Valuation Date.  In the        5.  Determination of Purchase
event that the Plan Agent is                Price
unable to complete its acquisition of
Shares to be purchased in                   The cost of Shares and fractional
the "open market" by the end of the         Shares acquired for each
Investment Date, any remaining cash         participant's Account in connection
payments shall be used by the Plan Agent    with a purchase for the Plan shall
to purchase newly issued Shares of the      be determined by the average cost
Company's common stock from the Company     per share, including brokerage
at the greater of the determined net        commissions as described in
asset value per share or ninety-five        paragraph 6 hereof, of the Shares
(95%) percent of the market price per       acquired by the Plan Agent.
share as of the relevant Valuation Date.    Shareholders will receive a
All cash payments received by the Plan      confirmation showing the average
Agent in connection with the Plan will      cost and number of Shares acquired
be held without earning interest.           as soon as practicable after the
Participants that wish to make voluntary    Plan Agent has purchased Shares.
cash payments must send such payments to
the Plan Agent in such a manner that
assures that the Plan Agent will receive    6.  Brokerage and Service Charges
and collect Federal Funds by the end
of the month.  This procedure will           There will be no direct brokerage
avoid unnecessary accumulations of           charges with respect to Shares
cash and will enable Participants            issued directly by the Company as a
to realize lower brokerage commissions       result of Distributions.  However,
and to avoid additional transaction          with respect to the Plan Agent's
charges.  If a voluntary cash payment        open market purchases of Shares
is not received in time to purchase          being purchased as a result of the
Shares in any calendar month, such           reinvestment of Distributions,
payment shall be invested on the next        Participants will be charged
Investment Date.  A participant may          reasonable transactions fees, which
withdraw a voluntary cash payment by         shall not exceed the lesser of five
written notice to the Plan Agent if the      percent (5%) of the amount
notice is received by the Plan Agent at      reinvested or three ($3.00) dollars
least forty-eight hours before such          and a termination fee of up to one
payment is                                   ($1.00) dollar.  With respect to
                                             the voluntary Additional Cash
                                             Purchases, the Plan Agent will
                                             charge Participants three ($3.00)
                                             dollars, plus a pro rata share of
                                             the brokerage commissions,



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if any.   Brokerage charges                 9.  Amendments
for purchasing small amounts of Shares
for individual Accounts through the Plan    Experience under the Plan may
can be expected to be less than the         indicate that changes are
usual brokerage charges for such            desirable.  Accordingly, the Company
transactions, as the Plan Agent will be     terminate the Plan.  Participants
purchasing Shares for all participants      will receive written notice at least
in blocks and pro rating the lower          90 days before the Record Date of
commission thus attainable.  The Company    any Distribution or the Investment
reserves the right to amend the Plan in     Date of any Additional Cash Purchase
the future with respect to the actual       affected by an amendment.  In the
amount of the service charge.               case of termination, participants
                                            will receive at least 90 days'
7.  Transfer of Shares Held by              written notice.
the Plan Agent
                                            10.  Withdrawal from the Plan

                                            Shareholders in the Plan may elect
The Plan Agent will maintain the            to withdraw from the Plan at any
participant's Account, hold the             time and thereby elect once again to
additional Shares acquired through the      receive cash in lieu of Dividend
Plan in safekeeping and furnish the         Shares and cease to be a participant
participant with written confirmation of    in the Additional Cash Purchase
all transactions in the participant's       component of the Plan.  There will
account.  Shares in the Account are         be no penalty for withdrawal from
transferable upon prior written             the  Plan and shareholders who have
instructions to the Plan Agent.  Upon       previously withdrawn from the Plan
request to the Plan Agent, a certificate    may rejoin at any time. Changes in
for any or all full Shares in a             elections must be in writing and
participant's Account will be sent to.      will only be effective for (i)
the participant.                            Distributions declared after, and
                                            with a Record Date of at least ten
8.  Shares Not Held in                      days after, or (ii) Additional Cash
Shareholder's Name                          Purchases with an Investment Date of
                                            at least ten days after, such
Beneficial owners of Shares which are       elections are received by the Fund
held in the name of a broker or nominee     or Agent.
will not be automatically included in
the Plan and will receive all
Distributions in cash. Such shareholders should contact the broker or nominee in whose name their Shares are being held to determine whether and how they may participate in the Plan.


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